Exhibit 8.1

List of Subsidiaries of CI&T Inc

Subsidiary	Jurisdiction of incorporation
CI&T Delaware LLC	Delaware
CI&T Software S.A.	Brazil
CI&T Portugal, Unipessoal Lda	Portugal
CI&T, Inc.	Pennsylvania
CI&T Australia PTY Ltd	Australia
CI&T Japan Inc	Japan
CI&T Software Inc.	Canada
CI&T UK Limited	United Kingdom
CI&T Argentina S.A.	Argentina
CI&T China, Inc Dextra Inc CINQ Technologies USA LLC SOMO Global LTD. SOMO Custom LTD. SOMO Global Inc. SOMO Global SAS.	China United States United States United Kingdom United Kingdom United States Colombia